Exhibit 14.8

ENERGIS POLSKA Sp. z o.o.

Consolidated financial statements
as at and for the year ended 31 December 2001

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
of Energis Polska Sp. z o.o.

We have audited the accompanying consolidated balance sheet of Energis Polska Sp. z o.o. and its subsidiaries (the “Company”) as of 31 December 2001 and the related consolidated statements of income and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at 31 December 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in Poland.

Accounting principles generally accepted in Poland vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 35 to the consolidated financial statements.

/s/ PricewaterhouseCoopers Sp. z o.o.
PricewaterhouseCoopers Sp. z o.o.

28 May, 2004

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Energis Polska Sp. z o.o. Group	3
Consolidated financial statements as at and for the year ended 31 December 2001

Consolidated balance sheet as at 31 December 2001

	Note	31.12.2001 PLN

ASSETS

FIXED ASSETS		436,014,944
Intangible assets	6	13,494,685
Computer software and licenses		8,210,803
Other intangible assets		7,140
Prepayments for intangible assets		5,276,742

Tangible fixed assets	7,8	422,520,259
Buildings and structures		191,629,729
Plant and machinery		154,185,409
Other tangible fixed assets		4,787,598
Assets under construction		37,354,427
Prepayments for assets under construction		34,563,096

CURRENT ASSETS		239,375,136
Inventories		19,292
Raw materials		19,292

Short-term receivables and claims	9	63,912,005
Trade receivables		1,521,969
Taxation, state subsidy and social security receivables		62,044,699
Other receivables		345,337

Marketable securities	10	36,246,677
Other securities		36,246,677

Cash and cash equivalents		139,197,162
Cash in hand		31,078
Cash at bank		139,166,084

PREPAYMENTS	11	103,654,455
Prepaid expenses		103,654,455

Total assets		779,044,535

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Energis Polska Sp. z o.o. Group	4
Consolidated financial statements as at and for the year ended 31 December 2001

Consolidated balance sheet as at 31 December 2001 (cont.)

	Note	31.12.2001
		PLN
LIABILITIES AND EQUITY

EQUITY		229,224,348
Share capital	12	326,431,000
Supplementary capital	13	228
Accumulated Losses		(23,321,719)
Net loss for the year		(73,885,161)

NEGATIVE GOODWILL ON CONSOLIDATION	14	4,116,204

SHORT-TERM LIABILITIES AND SPECIAL FUNDS		526,640,222
Short-term liabilities		526,590,905
To related entities		945,526
Bank loans (EUR 125,000,000)	15	440,237,500
Trade payables		3,837,768
Taxation, customs duty and social security payables		964,088
Wages and salaries payables		79,595
Other short-term liabilities	16	80,526,428
Special funds		49,317

ACCRUALS AND DEFERRED INCOME		19,063,761
Accruals	17	11,093,408
Deferred income	17	7,970,353

Total liabilities and equity		779,044,535

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Energis Polska Sp. z o.o. Group	5
Consolidated financial statements as at and for the year ended 31 December 2001

Consolidated income statement for the year ended 31 December 2001

	Note	Year ended
		31 December 2001
		PLN

Sales	19	6,164,681
Sales of services		6,164,681

Operating expenses		86,573,747
Materials and energy used		1,896,546
External services		43,949,498
Taxes and charges		2,242,039
Wages and salaries		20,243,404
Employee benefits		1,954,374
Depreciation and amortisation		9,461,819
Other		6,826,067

Loss on sales		(80,409,066)

Other operating income	20	2,168,743
Proceeds from sale of fixed assets		62,399
Other		2,106,344

Other operating expenses	21	1,691,411
Cost of fixed assets sold		106,900
Other		1,584,511

Operating loss		(79,931,734)

Financial income	22	9,621,334
Interest received		8,429,130
Other		1,192,204

Financial costs	23	4,066,116
Interest payable		773,010
Other		3,293,106

Loss on ordinary activities before tax		(74,376,516)

Extraordinary gains	24	55,337

Extraordinary losses	24	(21,338)

Amortisation of goodwill on consolidation		457,356

Loss before tax		(73,885,161)

Tax	25	—

Net loss		(73,885,161)

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Energis Polska Sp. z o.o. Group	6
Consolidated financial statements as at and for the year ended 31 December 2001

Consolidated cash flow statement for the year ended 31 December 2001

Year ended 2001
31 December
PLN

Cash from operating activities

Net loss	(73,885,161)
Adjusted for:
Amortisation and depreciation, net	9,004,463
Interest on trade payables received and paid, net	730,509
Losses on investing activities	44,501
Increase in inventories	304,695
Increase in receivables and claims	(54,082,865)
Increase in short-term liabilities, excluding loans and borrowings	13,698,241
Increase in accruals and prepayments	(21,303,246)
Increase in deferred income	7,890,829

Net cash from operating activities	(117,598,034)

Cash flows from investing activities
Disposal of tangible and intangible assets	62,399
Purchase of tangible and intangible assets	(129,468,210)
Payment of finance lease liabilities	(150,634,922)
Purchase of other shares and securities (including marketable securities)	(36,246,677)
Purchase of shares in subsidiaries and borrowings, excluding cash of subsidiaries acquired	(7,564,521)
Prepayments for tangible and intangible assets	(39,839,838)

Net cash from investing activities	(363,691,769)

Cash flows from financing activities

Long-term bank loans raised	446,400,000
Issue of shares	120,036,000

Net cash from financing activities	566,436,000

Increase in cash and cash equivalents	85,146,197

Cash and cash equivalents at the beginning of the year	54,050,965

Cash and cash equivalents at the end of year	139,197,162

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Energis Polska Sp. z o.o. Group	7
Consolidated financial statements

Notes to the consolidated financial statement

1.	The Parent Company

Energis Polska Sp. z o.o. (hereinafter called “the Parent Company” or “Energis Polska”) is the Parent Company of the Group. Energis Polska was formed on 22 November 1999. The Company’s registered office is located in Warsaw, ul. Iłżecka 26.

The Parent Company is entered in the Register of Businesses under the number KRS 19194. It was entered in the Register by the District Court in Warsaw, the 20th Business Department of the National Court Register on 12 June 2001.

The Parent Company’s business is the provision of telecommunication and internet services and data centre services.

The following people were on the Parent Company’s Management Board during the year:

•	George Z. Makowski	Chairman from 1 January to 31 December 2001;

•	Stephen V. Harris	Deputy Chairman from 1 January to 31 December 2001;

•	Jarosław Mikos	Board Member from 1 January to 31 December 2001;

•	Jaromir Łaciński	Board Member from 1 January to 21 September 2001;

•	Bogdan Szafrański	Board Member from 1 January to 21 September 2001.

After 31 December 2001, the composition of the Parent Company’s Management Board underwent the following changes:

•	On 29 January 2002, Mr Stephen V. Harris resigned from the position of Deputy Chairman and replaced by Mr Jarosław Mikos; Mr Rafał Ciećwierz was appointed Board Member.

•	On 13 March 2002, Mr George Z. Makowski was removed from the position of Chairman and was replaced by Mr Jarosław Mikos; Mr Rafał Ciećwierz was appointed Deputy Chairman.

Major events during the year were as follows:

•	The purchase of 100% of shares in Cel Polska Sp. z o.o., providing telecommunications services in the area of radio data transmission and services consisting of granting access to an optic fibre “point-to-point” telecommunications network;

•	Extending the scope of the agreement with Ericsson Sp. z o.o. to construct a telecommunications network to include an additional section of the network, covering the north of Poland;

•	Signing an agreement with Telekomunikacja Polska S.A. related to connecting the networks and providing telecommunications services;

•	Launching the provision of data transmission and internet access services, as well as the launch of long-distance voice transmission services (“Konekt”);

•	The connection of the Company’s optic fibre network with the European network of Energis Group and other European telecommunication operators;

•	A portion of the loans received from the Company’s shareholders (National Grid International Ltd. and Energis plc) being contributed to the share capital;

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Energis Polska Sp. z o.o. Group	8
Consolidated financial statements

	•	Transferring by National Grid International Ltd. to National Grid Poland B.V. its shares in the Company and its rights & obligations resulting from the loans granted to the Company;

	•	Obtaining long-term finance from a lending institution (European Investment Bank);

	•	Repaying the outstanding portion of the loans from the Company’s shareholders (National Grid Poland B.V. and Energis plc).

2.	Information on related entities

a)	In accordance with the Memoranda of Association of the related entities, the said related entities have been established for an unlimited period.

b)	The following related entity data was included in the consolidated financial statements:

Entity	Registered office	Business	Interest in the share capital and voting rights held by the Parent Company	Share capital
Subsidiaries
Cel Polska Sp. z o.o. (hereinafter called “the Subsidiary” or “Cel Polska”)	Warsaw, ul. Iłżecka 26	Provision of telecommunication services in the scope of radio data transmission and point-to-point optic fibre telecommunication network access services	100%	30,437,500 PLN

Telrise Sp. z o.o.	Warsaw ul. Iłżecka 26	Provision of telecommunication and Internet services	100%	4,000 PLN

3.	Consolidated financial statements

The accounting policies used in the preparation of the consolidated financial statements as at and for the year ended 31 December 2001 are in accordance with the Accounting Act of 29 September 1994 (uniform text – Journal of Laws of 1994 No. 121/591 with subsequent amendments; hereinafter called “the Act”) and the Decree of the Minister of Finance of 14 June 1995 on the specific rules for the preparation of consolidated financial statements by entities other than banks (hereinafter called “the Decree”) which specify, among other things, the accounting policies to be used by companies whose registered offices or seats of management are within the territory of the Republic of Poland.

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Energis Polska Sp. z o.o. Group	9
Consolidated financial statements

The consolidated financial statements are prepared on the basis of consolidation documents, comprising:

	1)	stand-alone financial statements of Group companies;

	2)	consolidation adjustments and eliminations;

	3)	calculation of negative goodwill on consolidation and its amortisation release;

Consolidated entities use identical methods of valuation and preparation of financial statements which are in accordance with the Act and the Decree.

With regard to Cel Polska Sp. z o.o., which was purchased on 8 June 2001, for consolidation purposes only the financial data concerning income statement for the period following the date of acquisition were taken into account. Therefore, these data differ from the data included in the Cel’s stand-alone income statement for 2001. The financial data concerning balance sheet are consolidated as of 31 December 2001.

4.	Going concern

The stand-alone financial statements which form the basis for these consolidated financial statements have been prepared on the assumption that the related entities will continue as going concerns in the foreseeable future and that there are no circumstances which indicate any threat to their continuing in operation. The Group does not expect any threats to its continuing in operation in the foreseeable future. The cash flow plan for the next 12 months effectively ending May 2005 provides that the Group will have positive cash flows within 12 months of the date of the financial statements being signed. Therefore, the Parent Company’s Management Board have prepared these financial statements on the assumption that the Group will be able to continue as a going concern without materially curtailing the scope of its operations in the foreseeable future. The financial statements do not contain any adjustments which might be necessary if the going concern assumption should prove inappropriate.

5.	Major accounting policies

	a)	Consolidation methods

The subsidiaries have been consolidated using the acquisition accounting method.

When consolidating balance sheets using the acquisition accounting method, the balance sheets of the subsidiaries and the Parent Company are combined on a line-by-line basis by adding together like assets, liabilities and equity, following purchase price adjustments. The cost of investment in subsidiaries of the Parent Company and the share capital of subsidiaries have not been added together. Having adding all the relevant items together, consolidation adjustments and eliminations are made, in accordance with the Act.

When consolidating income statements using the acquisition accounting method the income statements of the subsidiaries and the Parent Company are combined on a line-by-line basis by adding together like revenue and expenses. The income statement lines for subsidiaries are added together in full, irrespective of the Parent Company’s proportion of ownership interest in a given subsidiary. Having added all the relevant items together, consolidation adjustments and eliminations are made, in accordance with the Act.

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Energis Polska Sp. z o.o. Group	10
Consolidated financial statements

b)	Consolidation eliminations

The following significant items are eliminated from the consolidated financial statements:

PLN
loans to Cel Polska acquired by the Parent Company*	6,027,698
short-term loans granted by the Parent Company to Cel Polska	3,801,256

* The long-term loans granted constitute Cel Polska Sp. z o.o.’s indebtedness to its previous shareholder, purchased by the Parent Company on 8 June 2001.

c)	Tangible and intangible fixed assets

Tangible and intangible fixed assets are stated at cost (purchase price or manufacturing cost).

Depreciation and amortisation is recognised on a straight-line basis.

Annual depreciation rates for the principal categories of fixed assets of the Group are as follows:

•	Buildings and structures	5% - 20%
•	Optic fibres (shown as part of “buildings and structures”)	7% - 8%
•	Plant and machinery	10% - 30%
•	Vehicles	20%
•	Other	2.5% - 20%

Annual amortization rates for intangible assets are as follows:

•	Computer software	20% - 50%
•	Licences	20% - 30%

Assets under construction are not depreciated.

d)	Short-term receivables and claims

Receivables are valued at amounts due, taking account of the prudence principle, and carried net of write-downs. The value of receivables is periodically reviewed and written down, if appropriate, to reflect the likelihood of their collection.

e)	Marketable securities

Marketable securities are stated at the lower of cost (purchase or acquisition price) and the net realisable value. If the cost exceeds the net realisable value, the difference is charged to financial costs. Any subsequent increases in the value of securities which offset previous decreases raise their carrying amounts to the level of their original cost. Such increases are credited to financial income.

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Energis Polska Sp. z o.o. Group	11
Consolidated financial statements

f)	Cash and cash equivalents

Cash and cash equivalents are assets in the form of local currency and foreign currencies.

g)	Telecommunication licences

Telecommunications licences received from the Minister of Telecommunications are shown as prepayments and amortised on a straight-line basis over the period for which the licence was granted, commencing from the time the services began to be utilised by customers.

h)	Prepaid expenses and deferred costs

Prepaid expenses and deferred costs are recognised in respect of costs relating to future reporting periods.

Prepaid expenses and deferred costs are recognised in the income statement in correspondence with the passage of time. The timing and method of their recognition in the income statement should coincide with the nature of the expenses recognised, taking account of the prudence principle.

i)	Share capital

The share capital of the Parent Company represents the share capital of the Group.

Share capital is stated at the amount specified in the Company’s Memorandum of Association and entered in the court register.

j)	Negative goodwill on consolidation

Negative goodwill on consolidation is the negative difference between the cost of acquisition of interest in subsidiaries or associates and the corresponding proportion of the ownership interest of the Parent Company in the net assets at their market value of subsidiaries and associates as at the acquisition date.

Negative goodwill on consolidation is recognised as income over a 5 year period.

k)	Short-term liabilities

Liabilities are stated at amounts due, including interest payable as at the balance sheet date. This interest is charged to financial costs.

l)	Accruals

Accruals are recognised at amounts of likely liabilities which relate to the current reporting period, in particular with regard to goods and services provided to the Company by its creditors, if the amount of liability can be reliably estimated. Interest payable and cost of guarantee related to bank loan is also included in accruals.

The timing and method of their recognition in the income statement should coincide with the nature of the expenses recognised, taking account of the prudence principle.

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Energis Polska Sp. z o.o. Group		12
Consolidated financial statements

m)	Deferred income

Deferred income is recognised in accordance with the prudence principle and in particular includes amounts received or receivable from creditors in respect of goods or services to be provided in future reporting periods, which are credited to the income statement in accordance with the passage of time. Deferred income comprises unrealized foreign exchange gains. The unrealized foreign exchange losses are recognized in the income statement as financial costs.

n)	Deferred tax

Deferred income tax provisions are recorded on the basis of timing differences in the recognition of revenue and costs under the Act and tax regulations.

Deferred tax assets are only recorded when it is certain that they will crystallise in the future.

An excess of positive timing differences over negative ones, multiplied by the applicable corporation tax rate is included as part of mandatory appropriations of profit and shown as a deferred tax provision.

An excess of negative timing differences over positive ones, multiplied by the applicable corporation tax rate (giving a deferred tax asset) is not shown as part of prepayments because it is uncertain whether it will crystallise in the future.

o)	Revenue recognition

Sales revenue is recognised at the time services are provided, with the exception of prepaid telecommunication services (lease of domestic lines). Prepaid services are recognized in the income statement in accordance with provision of services through the passage of time. Sales are recognised net of value-added taxes or any discounts allowed.

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Energis Polska Sp. z o.o. Group		13
Consolidated financial statements as at and for the year ended 31 December 2001

6.	Intangible assets – movements during the year

	Computer software and licences	Other intangible assets	Prepayments for intangible assets	Total
	PLN	PLN	PLN	PLN

Cost as at 1.01.2001	204,346	10,200	—	214,546
Additions:
- Purchase	8,236,191	—	5,276,742	13,512,933
- Value of Cel Polska’s assets as at the date of acquisition	84,446	—	—	84,446
- reclassification from assets under construction	269,538	—	—	269,538

Cost as at 31.12.2001	8794,521	10,200	5,276,742	14,081,463

Accumulated amortization as at 1.01.2001	37,322	—	—	37,322
Additions:
- Amortization	546,396	3,060	—	549,456

Accumulated amortization as at 31.12.2001	583,718	3,060	—	583,778

Net book value
As at 1.01.2001	167,024	10,200	—	177,224

As at 31.12.2001	8,210,803	7,140	5,276,742	13,494,685

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Energis Polska Sp. z o.o. Group		14
Consolidated financial statements as at and for the year ended 31 December 2001

7.	Tangible fixed assets – movements during the year

	Buildings and structures	Plant and machinery	Other tangible fixed assets	Assets under construction	Prepayments for assets under construction	Total
	PLN	PLN	PLN	PLN	PLN	PLN
Cost as at 1.01.2001	—	1,267,780	142,860	206,237,568	488,102	208,136,310
Additions:
- Purchase	21,686,241	126,632,866	3,516,207	23,417,787	34,563,096	209,816,197
- Value of Cel Polska’s assets as at the date of acquisition	—	9,640,154	528,748	4,283,551	—	14,452,453
Transfers to intangible assets	—	—	—	(269,538)	—	(269,538)
Transfers to tangible fixed assets	172,307,855	23,007,293	1,332,300	(196,159,346)	(488,102)	—
Reclassifications	278,210	(308,853)	30,643	—	—	—
Disposals	—	(739,928)	(177,842)	(155,595)	—	(1,073,365)

Cost as at 31.12.2001	194,272,306	159,499,312	5,372,916	37,354,427	34,563,096	431,062,057

Accumulated depreciation as at 1.01.2001	—	118,626	2,287	—	—	120,913
Additions:
- Amortisation	2,642,577	5,637,131	632,655	—	—	8,912,363
Reclassifications	—	(3,767)	3,767	—	—	—
Disposals	—	(438,087)	(53,391)	—	—	(491,478)

Accumulated depreciation as at 31.12.2001	2,642,577	5,313,903	585,318	—	—	8,541,798

Net book value
As at 1.01.2001	—	1,149,154	140,573	206,237,568	488,102	208,015,397

As at 31.12.2001	191,629,729	154,185,409	4,787,598	37,354,427	34,563,096	422,520,259

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Energis Polska Sp. z o.o. Group Consolidated financial statements as at and for the year ended 31 December 2001	15

8.	Tangible fixed assets – by title
31.12.2001 PLN

The Group’s own tangible fixed assets	182,735,291
Tangible fixed assets used under a lease or similar contract and included in the Group’s fixed assets	167,867,445

Total balance-sheet tangible fixed assets	350,602,736

Fixed assets not amortized or depreciated by the Group, used on the basis of a lease or similar contract (off-balance-sheet items)	43,049

Total balance-sheet and off-balance sheet fixed assets	350,645,785

On the basis of an agreement of 9 November 2000 for the supply of optic fibres and co-location of equipment, concluded with P.P. “Polskie Koleje Państwowe” (“PKP S.A.”), Energis Polska has long-term, exclusive rights to use the optic fibres covered by the agreement for a period of 15 years from the date of it being signed. The total length of the optic fibres received is approximately 5,000 km, and the total fees for exclusive rights to use the fibres, granted to Energis Polska for the period of 15 years, amounted to USD 42.08m (PLN 169.3m at the date of agreement). The net book value of the lease amounted to PLN 167,867,445 as at 31 December 2001 and is disclosed as buildings and structures.

Fixed assets used on the basis of a lease or similar contract represent the car utilised by Cel Polska on the basis of operating lease contract.

9.	Short-term receivables and claims
31.12.2001 PLN
Ageing analysis:
Current receivables	64,992,225

Gross receivables	64,992,225

Bad debt provisions	(1,080,220)

Net receivables	63,912,005

All the short-term receivables and claims disclosed as at 31 December 2001 are denominated in Polish zlotys.

9(a).	Receivable write-downs
12 months to 31.12.2001 PLN

As at the beginning of the year	—
Increases	1,080,220

As at the end of the year	1,080,220

Including:
- in respect of short-term receivables	1,080,220

1,080,220

Receivables are written down taking into account the probability of their repayment.

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Energis Polska Sp. z o.o. Group Consolidated financial statements as at and for the year ended 31 December 2001	16

9(b).	Taxation, state subsidy and social security receivables

As at 31 December 2001, taxation, state subsidy and social security receivables include mainly VAT receivables of PLN 60,715,752 (being mainly connected with purchases of tangible fixed assets) and a receivable relating to a deposit for the Customs Office, amounting to PLN 1,205,313.

10.	Marketable securities

As at the balance sheet date, securities comprise Treasury bills purchased by the Parent Company at the end of December 2001 as a form of a short-term cash deposit.

The Company sold all the Treasury bills at a profit on 2 January 2002.

11.	Prepaid expenses and deferred costs
31.12.2001 PLN

Licence from the Minister of Telecommunications to provide voice transmission services	88,528,969
Licence from the Minister of Telecommunications to provide data transmission services	3,570,718
Licence from the Minister of Telecommunications to provide telecommunication services	277,073
Prepaid interconnection agreement	1,437,448
Prepaid optic fibre lease contract with Energis GmbH	8,401,845
Prepaid insurance	342,658
Prepaid rent	128,509
Other short-term prepayments	967,235

103,654,455

The licences from the Minister of Telecommunications to provide voice and data transmission services were granted to Energis Polska in 2000 for a period of 15 years.

On 25 September 2001 Energis Polska entered into a lease agreement for optic fibres and data transmission equipment between Nehnen and Berlin from Energis GmbH.

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Energis Polska Sp. z o.o. Group Consolidated financial statements as at and for the year ended 31 December 2001	17

12.	Share capital
		31.12.2001 PLN

	As at the beginning of the year	4,000
	Increase resulting from the nominal value of shares being increased from PLN 50 to PLN 500and the shareholders covering the resultant difference in accordance with the current proportions of voting rights (in %), on the basis of the shareholders’ Resolution No. 2/2001 of 16.02.2001	36,000
	Increase resulting from a portion of loans granted to the Parent Company by its shareholders (National Grid International Ltd. and Energis plc) being contributed on the basis of the shareholders’ Resolution No. 3/2001 of 16.02.2001	326,391,000

	As at the end of the year	326,431,000

By 16 February 2001 National Grid International Ltd. and Energis plc had made loans to Energis Polska of PLN 163,195,500 each (PLN 326,391,000 in total). On 16 February 2001, these loans were converted into Share Capital.

On the basis of the obligations specified in the Shareholders’ Agreement of 25 January 2000 and the Parent Company’s Memorandum of Association, National Grid International Ltd. and Energis plc transferred to PKP S.A. (the State railway Company being the initial investor) free of charge 8,144 shares each (16,288 shares in total) with a total value of PLN 8,144,000.

On 9 July 2001 National Grid International Ltd. entered into an agreement on transfer of the Parent Company’s shares and an agreement on transfer of rights and obligations resulting from loans granted to the Parent Company, with National Grid Poland B.V.

As at 31 December 2001, the Parent Company’s share capital consisted of 652,862 equal, indivisible shares with a nominal value of PLN 500 each.

As at 31 December 2001, the Parent Company’s shareholders were as follows:

	Number of shares	Votes (%)

National Grid Poland B.V. (The Netherlands)	318,266	48,7494
Energis plc (Great Britain)	318,266	48,7494
Polskie Koleje Państwowe S.A.	16,322	2,5000
P.T. Centrala Sp. z o.o.	8	0,0012

	652,862	100,0000

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Energis Polska Sp. z o.o. Group	18
Consolidated financial statements as at and for the year ended 31 December 2001

13.	Supplementary capital

The supplementary capital of PLN 228 constitutes the excess of the actual receivables relating to the loans granted to Energis Polska contributed by National Grid International Ltd. and Energis plc in connection with the increase in the share capital of 16 February 2001, over the nominal value of the shares taken up.

14.	Negative goodwill on consolidation

Subsidiary Cel Polska Sp. z o.o.
PLN

Cost of acquisition	8,045,541
Net assets and borrowings acquired (including cash and cash equivalents of PLN 481,020)	12,619,101

Negative goodwill on consolidation, gross	4,573,560

Amortisation of goodwill as at the date of acquisition	—
Increases	457,356

Amortisation of goodwill as at 31.12.2001	457,356

Negative goodwill on consolidation, net	4,116,204

15.	Bank loans

Short-term liabilities include a long-term investment loan of EUR 125,000,000 (PLN 440,237,500), granted to the Parent Company on 19 December 2001 by the European Investment Bank, Luxembourg. The loan was to be repaid on a one-off basis on 19 December 2008, however was repaid early during 2002 as part of owners restructuring exercise and has been accordingly categorised as a short-term liability (see Note 34).

The loan bears a fixed interest rate of 4.93% p.a. Interest is payable every six months. The interest charge for the period amounts to PLN 723,510.

In accordance with the loan agreement, the loan is to be used for financing (re-financing) expenditure connected with designing, constructing and installing structures and plant & machinery for the telecommunications network of Energis Polska.

The loan is secured with a warranty securing 100% of the future payments (including interest) granted by National Grid Group plc, on 12 December 2001. The warranty charge for the period amounts to PLN 953,848.

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Energis Polska Sp. z o.o. Group	19
Consolidated financial statements as at and for the year ended 31 December 2001

Foreign exchange gains, which arose on the translation of the loan from the European Investment Bank as at 31 December 2001, amounted to PLN 6,162,500 and are included in deferred income.

16.	Other short-term liabilities

Other short-term liabilities of PLN 80,526,428 as at 31 December 2001 comprise mainly trade payables in respect of capital investment projects.

17.	Accruals and deferred income

31.12.2001 PLN
Accrued expenses:
- services provided not invoiced	5,587,163
- employee expenses	3,136,960
- holiday pay accrual	642,427
- other	1,726,858

11,093,408
Deferred income:
- unrealised foreign exchange gains	6,554,798
- prepaid services not provided	1,415,555

7,970,353

19,063,761

18.	Related party assets put up as collateral

As at 31 December 2001, the Group has not put up any assets as collateral.

19.	Segmental analysis of 2001 sales by business segment and geographical area

Segment	Domestic sales	Total
	PLN	PLN

Leased lines and data transmission services	5,910,190	5,910,190
Voice transmission services	11,170	11,170
Internet access services	211,512	211,512
Co-location	31,809	31,809

Total sales	6,164,681	6,164,681

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Energis Polska Sp. z o.o. Group	20
Consolidated financial statements as at and for the year ended 31 December 2001

20.	Other operating income

31.12.2001 PLN

Proceeds from sale of fixed assets	62,399
Proceeds from recharge of rental and electricity costs to supplier	1,787,573
Other	318,771

2,168,743

21.	Other operating expenses

31.12.2001 PLN

Cost of fixed assets sold	106,900
Receivable write-downs	1,080,220
Donations made	454,500
Other	49,791

1,691,411

22.	Financial income

31.12.2001 PLN

Bank interest	8,429,130
Realised foreign exchange gains	1,192,204

9,621,334

23.	Financial costs

31.12.2001 PLN

Interest payable	773,010
Realised foreign exchange losses	428,523
Unrealised foreign exchange losses	1,910,735
The cost of the guarantee granted by National Grid Group plc as a warranty for the loan from the European Investment Bank*	953,848

4,066,116

* This guarantee was accrued on the daily basis and was originally scheduled to be paid in line with the interest payments schedule. See also note 34.

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Energis Polska Sp. z o.o. Group	21
Consolidated financial statements as at and for the year ended 31 December 2001

24.	Extraordinary items

Fortuitous events – damages in respect of post-accident car repairs	55,337
Fortuitous events – costs of post-accident car repairs	(21,338)

33,999

25.	Corporation tax

The Group is not a corporation income tax payer as defined in the Corporation Income Tax Act. Therefore, the summary table below is based on the stand-alone financial statements of Cel Polska and Energis Polska for the year ended 31 December 2001.

The main differences between the tax base and the loss before tax are as follows:

31.12.2001 PLN

Loss before tax	(77,307,633)
Non-deductible costs	16,695,324
Non-taxable income	(277,350)
Surplus of tax depreciation over accounting depreciation	(169,844)
Taxable income disallowed for accounting purposes	24,110,560

Net tax loss, including:	(36,948,943)

Tax loss of Cel Polska	(2,008,417)
Tax loss of Energis Polska	(34,940,526)

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Energis Polska Sp. z o.o. Group	22
Consolidated financial statements as at and for the year ended 31 December 2001

26.	Deferred tax

		31.12.2001 PLN

Taxable temporary differences between the book values of assets and their tax bases, including:
-	Surplus of tax depreciation over accounting depreciation	169,845
-	Accrued yet not received interest on loans	186,495
-	Unrealised foreign exchange gains	6,554,798
-	Other	329,360

Total taxable temporary differences		7,240,498

Deferred tax provision (at 28%)		2,027,339

Deductible temporary differences between the book values of assets and liabilities and their tax bases, including:
-	Tax loss to be offset	64,736,859
-	Unrealised foreign exchange losses (on the valuation of cash, receivables and payables)	1,910,735
-	Uninvoiced services and employee expenses not yet incurred	2,921,319
-	Accrued interest not paid	1,870,852
-	Other	782,178

Total deductible temporary differences		72,221,943

Deferred tax asset (at 28%)		20,222,144

Net deferred tax asset (at 28%), including		18,194,805

Energis Polska		15,726,100
Cel Polska		2,468,705

As permitted by the Act Energis Polska does not recognize the net deferred tax asset because it is unlikely that it will crystallize in the year 2002 and the following years.

As at 31 December 2001, the Subsidiary did not recognize a deferred tax asset as it was more likely than not it would not be able to be used in 2002 or in subsequent years.

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Energis Polska Sp. z o.o. Group	23
Consolidated financial statements as at and for the year ended 31 December 2001

27.	Discontinued operations

During the year, the Group has not discontinued any operations.

28.	Contingent liabilities

A few former employees lodged claims against the Parent Company as in their opinion there were no grounds for terminating their employment contracts. The amount of total potential claims is immaterial from the perspective of the scale of the Parent Company’s operations. Management considered that these claims should not be provided for, because they would not be paid.

As at the balance sheet date, Cel Polska had no contingent liabilities.

29.	Guarantees and pledges

As at 31 December 2001, bank guarantees granted by banks to third parties on the Group’s behalf amounted to PLN 1,667,492.

30.	Employment level

In the year ended 31 December 2001, the average number of employees (by category) was as follows:

2001 Number of employees

White collar	118

Average number of employees	118

31.	Directors’ remuneration

Remuneration paid and payable (including bonuses paid out of net profit) was as follows:

2001 PLN

Management Boards	4,512,593
Supervisory Boards	—

The amount of Management Board remuneration includes the costs of cancelling a contract with one of the former Board Members.

In 2001, members of the Supervisory Board were not paid any remuneration.

32.	Transactions with Management and Supervisory Board members

During 2001, the Parent Company and its subsidiaries did not extend any loans or related benefits to members of its Management and Supervisory Boards.

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Energis Polska Sp. z o.o. Group		24
Consolidated financial statements as at and for the year ended 31 December 2001

33.	Transactions with related entities

31.12.2001 PLN

Liabilities, including:
National Grid Transco plc	945,526
National Grid Group plc	953,848
Energis plc	2,926,803
Energis Squared Ltd.	24,441
Polskie Koleje Państwowe S.A.	34,102
Energis Switzerland AG	215,066

5,099,786

Expenses in the financial year, including:
National Grid Transco plc	6,760,952
National Grid Group plc	953,848
Energis plc	9,453,246
Energis Squared Ltd.	24,441
Polskie Koleje Państwowe S.A.	5,756,572
Energis GmbH	218,235
Energis Switzerland AG	944,818

24,112,112

Cost of fixed assets purchased, including:

Energis Squared Ltd.	12,437,109

12,437,109

34.	Post balance sheet events

The following significant changes in the Parent Company’s ownership structure and the share capital took place subsequent to 31 December 2001:

	-	On 23 September 2002, shares of Energis plc in the Parent Company with a value of PLN 159,133,000 were acquired by Bates Telecom Poland Ltd with its registered office in Jersey, Great Britain;
	-	On 2 October 2002, Bates Telecom Poland Ltd repaid the Parent Company’s debt to European Investment Bank for share capital increase of PLN 528,873,000. As part of the owners restructuring exercise, the cost of the guarantee granted for this debt by National Grid Group has been forgiven, and the related accrual has been reversed.

As a consequence of these changes, as at 28 May 2004, Bates Telecom Poland Ltd owns above 80% of the Parent Company’s shares.

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Energis Polska Sp. z o.o. Group		25
Consolidated financial statements as at and for the year ended 31 December 2001

35.	Reconciliation to United States of America Generally Accepted Accounting Principles

35. (a)	Net Income and Shareholders Equity

The consolidated financial statements of the Group are prepared in accordance with the Accounting Act of 29 September 1994 (“Polish GAAP”). The Group’s accounting policies have been described below where these differ significantly from accounting principles applicable in the United States of America (“US GAAP”).

(i) Cross-border interconnection services

In 2000 Energis Polska entered into an agreement for the purchase of cross-border interconnection services. As the agreement was for a certain period of time and Energis Polska was required to pay a pre-determined fee per year, this indicated the determinable cost of periodic use of these services. In accordance with Group’s accounting policies and due to the fact that the Group did not use this facility for a period of time while the remaining construction of the network was being completed, the expense of the monthly charge was deferred until the time the services began to be utilized by customers. From this time, the total portion of the annual cost applicable for the period from date of agreement to date of first use was expensed to the Income Statement.

Under US GAAP the total cost of these services should be expensed to the Income Statement over the recognised useful economic life beginning from when the asset is put in use (i.e. services begin to be utilized by customers).

(ii) Foreign currency translation

In accordance with Polish GAAP applicable for the year ended 31 December 2001 foreign currency gains resulting from the translation of monetary assets and liabilities that are denominated in a foreign currency at the balance sheet date were deferred until realized. Under US GAAP such foreign currency gains are recognised in the Income Statement.

(iii) Installation revenue

Energis Polska recognises Installation Revenue, under Polish GAAP, at the point at which the customer’s service goes live, reflecting the timing of the cash inflows and outflows arising from installation of the service.

Under US GAAP, in accordance with SEC Staff Accounting Bulletin 104 “Revenue Recognition in Financial Statements” such revenue is deferred over the expected term of the related customer relationship. As a result an adjustment is required to reflect that part of the revenue recognized under Polish GAAP, which should be deferred to later period in order to match the revenue stream over the customer relationship life.

In order to calculate this deferred revenue adjustment, the recognition period is the length of contract, as Energis Polska does not have adequate data to establish history of a longer average customer life.

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Energis Polska Sp. z o.o. Group	26
Consolidated financial statements as at and for the year ended 31 December 2001

(iv) Embedded derivatives

The Group has entered into lease and service agreements that require payments denominated in a currency other than the functional currency of the Company or the lessor. Under Polish GAAP applicable for the year ended 31 December 2001 there was no requirement to separate the embedded derivative instruments from the host contracts and record them on the balance sheets at their fair value.

Under US GAAP, effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related amendments (collectively referred to as "SFAS 133"). These standards require that all derivative instruments be recorded on the balance sheets at their fair value as either assets or liabilities. The effect of the adoption of SFAS 133 as of January 1, 2001, has been disclosed as the “cumulative effect of change in accounting principle”. The effect of the valuation of the embedded derivative instruments as of December 31, 2001, has been disclosed as the “fair value gain on embedded derivatives”.

(v) Extraordinary items

Under Polish GAAP the Group recognises costs of post-accident car repairs and related damages of PLN 33,999, net, as extraordinary items.

Under US GAAP these extraordinary items should be reclassified to other operating expenses. The change has no effect on the Income Statement for 2001 or on the Shareholder Equity as of 31 December 2001.

(vi) Deferred tax

In accordance with Polish GAAP Energis Polska did not recognize a surplus of deferred tax assets over liabilities, as it was more likely than not that it would not be able to be used in 2002 or in subsequent years.

Under US GAAP, a deferred tax asset would be recognised at the full amount, with a valuation allowance recorded for amounts which were not more likely than not to be utilized. As the valuation allowance would equal 100% of the value of deferred tax assets, this difference has no effect on the Income Statement for 2001 or on the Shareholder Equity as of 31 December 2001.

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Energis Polska Sp. z o.o. Group	27
Consolidated financial statements as at and for the year ended 31 December 2001

The effect on Group net income and shareholders’ equity is stated below as if the Financial Statements had been prepared in accordance with US GAAP

		Net Loss	Shareholders Equity
		PLN	PLN

As reported in accordance with Polish GAAP		(73,885,161)	229,224,348
Cross-border interconnection services	(i)	3,378,583	3,378,583
Foreign currency translation	(ii)	6,533,510	6,554,798
Installation revenue	(iii)	(644,840)	(644,840)
Fair value gains on embedded derivatives	(iv)	14,073,646	14,073,646

As reported in accordance with US GAAP, before cumulative effect of change in accounting principle		(50,544,262)	252,586,535

Cumulative effect of change in accounting principle	(iv)	5,115,900	5,115,900

As reported in accordance with US GAAP, after cumulative effect of change in accounting principle		(45,428,362)	257,702,435

35. (b)	Balance Sheet

(i) Telecommunication licenses

Under Polish GAAP applicable for the year ended 31 December 2001, telecommunication licenses were classified in the Balance Sheet as prepayments and written down to the Income Statement on the straight-line basis over the period for which the licenses were granted. The prepayments for licenses amounted to PLN 92,376,760 as at 31 December 2001.

Under US GAAP, the licenses should be reclassified from prepayments to intangible assets. The change has no effect on the Income Statement for 2001 or on the Shareholders’ Equity as of 31 December 2001.

(ii) Assets under constructions

Under Polish GAAP, intangible assets under construction, of PLN 4.110.288, are classified in Tangible fixed assets section in the Balance Sheet, which relate to the network operations software.

Under US GAAP, these assets should be reclassified in Intangible assets. The change has no effect on the Income Statement for 2001 or on the Shareholders’ Equity as of 31 December 2001.

(iii) Cash and cash equivalents

Under Polish GAAP, treasury bills with a maturity of less than 3 months, of PLN 36,246,677, are included in Marketable Securities.

Under US GAAP, these would be classified in cash and cash equivalents. The change has no effect on the Income Statement for 2001 or on the Shareholders’ Equity as of 31 December 2001.

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Energis Polska Sp. z o.o. Group	28
Consolidated financial statements as at and for the year ended 31 December 2001

(iv) Negative goodwill

Under Polish GAAP, negative goodwill that arose on acquisition of Cel Polska on 8 June 2001, of PLN 4,573,560, is recognised in the Income Statement over the period of 5 years.

Under US GAAP, in accordance with the Accounting Principles Board Opinion No. 16, “Business Combinations”, negative goodwill should reduce the value of the non-current assets acquired. As the majority of these assets are also depreciated over 5 years, this difference results in an immaterial effect on the Income Statement for 2001 or on the Shareholders’ Equity as of 31 December 2001.

35. (c)	Statement of Cash Flows

Exchange rate changes on cash

Under Polish GAAP applicable for the year ended 31 December 2001, the effect of exchange rate changes on cash held in foreign currencies was included in operating activities. The effect of exchange rate changes on cash for the year ended 31 December 2001 amounted to PLN 1,910,735.

Under US GAAP, in accordance with SFAS No. 95, “Statement of Cash Flows”, the effect of exchange rate changes on cash held in foreign currencies should be reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents.

35. (d)	Statement of Changes in Shareholders’ Equity

No statement of Changes in Shareholders’ Equity was required under Polish GAAP applicable for the year ended 31 December 2001. In the financial statements prepared under US GAAP such statement would be included.

Energis Polska Sp. z o.o.

Financial statements
for the period from 22 November 1999 to 31 December 2000

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Energis Polska Sp. z o.o.	2
Financial statements (unaudited)

BALANCE SHEET as at 31 December 2000

	Note	31.12.2000 PLN

ASSETS

Fixed assets		208,196,620
Intangible assets	4	177,224
Computer software		167,024
Other intangible assets		10,200

Tangible fixed assets	5	208,015,396
Plant and machinery		1,149,154
Other tangible fixed assets		140,572
Assets under construction		206,237,568
Prepayments for assets under construction		488,102

Financial fixed assets	7	4,000

Current assets		62,015,976
Inventories	8	—

Short-term receivables and claims	9	7,965,011
Taxation, state subsidy and social security receivables		7,493,166
Other receivables		471,845

Cash and cash equivalents		54,050,965
Cash in hand		7,315
Cash at bank		54,043,650

Prepayments	10	96,473,001
Prepaid expenses		96,473,001

Total assets		366,685,597

The accompanying notes form an integral part of the financial statements.

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Energis Polska Sp. z o.o.	3
Financial statements (unaudited)

BALANCE SHEET as at 31 December 2000 (cont.)

	Note	31.12.2000 PLN

LIABILITIES AND EQUITY

Equity		(23,317,719)
Share capital	11	4,000

Net loss for the period	12	(23,321,719)
Net loss (negative amount)		(23,321,719)

Short-term liabilities and special funds		367,627,127

Short-term liabilities		367,627,127
Loans, debentures and securities	13	206,391,228
Trade payables	14	4,214,843
Other payables	15	156,925,557
Taxation, customs duty and social security payables	16	95,499

Accruals and deferred income	17	22,376,189
Accruals		22,296,665
Deferred income		79,524

Total liabilities and equity		366,685,597

The accompanying notes form an integral part of the financial statements.

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Energis Polska Sp. z o.o.	4
Financial statements (unaudited)

INCOME STATEMENT (The type-of-expenditure format) for the period from 22 November 1999 to 31 December 2000

	Note	2000 PLN

Sales		—

Operating expenses		26,477,125
Materials and energy used		275,043
External services		22,880,032
Taxes and charges		465,834
Wages and salaries		1,000,762
Employee benefits		82,923
Depreciation and amortisation		158,236
Other		1,614,295
Loss on sales		(26,477,125)

Other operating income		16

Other operating expenses	19	22,013

Operating loss		(26,499,122)

Financial income	20	3,253,221
Interest received		2,802,722
Other		450,499

Financial costs	21	75,818

Loss on ordinary activities before tax		(23,321,719)

Loss before tax		(23,321,719)

Tax	22	—

Net loss		(23,321,719)

The accompanying notes form an integral part of the financial statements.

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Energis Polska Sp. z o.o.	5
Financial statements (unaudited)

CASH FLOW STATEMENT for the period from 22 November 1999 to 31 December 2000

2000 PLN

Cash from operating activities

Net loss	(23,321,719)
Adjusted for:
Amortisation and depreciation, net	158,236
Other provisions	22,013
Increase in inventories	(22,013)
Increase in receivables and claims	(7,965,011)
Increase in short-term liabilities (excluding loans and bank loans) and special funds	2,783,269
Increase in accruals and prepayments	(941,723)
Increase in deferred income	79,524

Net cash from operating activities	(29,207,424)

Cash from investing activities

Purchase of intangible assets	(214,546)
Purchase of tangible fixed assets	(10,438,212)
Purchase of shares in subsidiaries	(4,000)
Purchase of telecommunication licences	(93,225,045)

Net cash from investing activities	(103,881,803)

Cash from financing activities

Short-term loans received	206,391,228
Payment of finance lease liabilities	(19.255,036)
Issue of shares and repayable contributions from shareholders	4,000

Net cash from financing activities	187,140,192

Increase in cash and cash equivalents	54,050,965

Cash and cash equivalents at start of period	—

Cash and cash equivalents at end of period	54,050,965

The accompanying notes form an integral part of the financial statements.

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Energis Polska Sp. z o.o.	6
Financial statements (unaudited)

NOTES TO THE FINANCIAL STATEMENTS

1.	The Company

	a)	Energis Polska Sp. z o.o. (hereinafter call “the Company” or “Energis Polska”) was formed on 22 November 1999 in Warsaw. Its registered office is in Warsaw at ul. Iłżecka 26.

	b)	The Company’s activities consist of providing telecommunications and internet services.

	c)	Employment

The average number of employees during the financial period was 11 (staff).

	d)	Directors’ remuneration

Remuneration paid to the members of the Management Board during the financial period amounted to PLN 371,347. In the current financial period, the Supervisory Board did not receive any remuneration.

	e)	The following people sat on the Company’s Management Board during the financial period:

•	Vivienne M. Bracken	Chairman	from 22 November 1999 to 3 May 2000;
•	Zygmunt M. Miśko	Member	from 25 November 1999 to 3 May 2000;
•	Edward Z. Mazur	Member	from 25 November 1999 to 3 May 2000;
•	Steven Marshall	Chairman	from 4 May to 20 November 2000;
•	George Z. Makowski	Chairman	from 21 November to 31 December 2000;
•	Steven V. Harris	Deputy Chairman	from 21 November to 31 December 2000;
•	Jarosław Mikos	Member	from 21 November to 31 December 2000;
•	Jaromir Łaciński	Member	from 4 May to 31 December 2000;
•	Bogdan Szafrański	Member	from 4 May to 31 December 2000.

f)	Major events during the period were as follows:

	•	Signing an agreement to supply optic fibres and co-locate equipment with Przedsiębiorstwo Państwowe “Polskie Koleje Państwowe” (PKP);

	•	Obtaining a licence from the Minister of Communications to provide data transmission services;

	•	Signing an agreement to construct a telecommunications network with Ericsson Sp. z o.o.;

	•	Obtaining a licence from the Minister of Communications to provide long distance calls;

	•	Changing the Company’s name from NG Koleje Telekomunikacja Sp. z o.o. to Energis Polska.

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7
Energis Polska Sp. z o.o.
Financial statements (unaudited)

Notes to the financial statements (cont.)

2.	Selected accounting policies

The accounting policies used in the preparation of the financial statements for the period from 22 November 1999 to 31 December 2000 are in accordance with the Accounting Act of 29 September 1994 (uniform text – Journal of Laws of 1994 No. 121/591 with subsequent amendments), hereinafter referred to as “the Act”, which specifies, among other things, the accounting policies to be applied by companies whose registered offices or seats of management are in Poland.

Certain presentation changes have been included in these financial statements in comparison with the statutory financial statement of Energis Polska Sp. z o.o. for the year ended 31 December 2001 audited in accordance with the Act and auditing standards of National Board of Registered Auditors.

Energis Polska presents costs by type in its income statements.

p)	Tangible and intangible fixed assets

Tangible and intangible fixed assets are valued at cost (purchase price or the cost of manufacturing), including enlargement or modernisation costs.

Depreciation of tangible fixed assets and amortisation of intangible assets are charged in accordance with the Company’s annual depreciation schedule which includes annual rates and charges.

Depreciation and amortisation charges are calculated using the straight line method.

Annual depreciation rates for the principal categories of tangible fixed assets are as follows:

•	plant and machinery	20% – 30%;
•	other tangible fixed assets	20%.

Assets under construction are not depreciated.

Annual depreciation rates for the principal categories of intangible assets are as follows:

•	right to use copyrights	20%;
•	computer programs	50%.

q)	Financial fixed assets

Shares in other entities are valued at cost less provisions for permanent diminution in value. The said provisions are charged to financial costs.

Any permanent increases in the value of financial fixed assets that offset previous decreases in their value raise their carrying amounts to the level of their original cost. The said increases are credited to financial income.

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8
Energis Polska Sp. z o.o.
Financial statements (unaudited)

Notes to the financial statements (cont.)

r)	Short-term receivables and claims

Short-term receivables and claims are stated net of provisions.

Receivables are stated at amounts due. Default interest on overdue receivables is included in the receivables balance and credited to financial income.

Provisions are based on the level of risk associated with individual balances and cover the amount which is not guaranteed or secured.

s)	Inventories

Inventories are stated net of write-downs.

Inventories are valued at the lower of cost (purchase price) and the net realisable value.

The value of inventory issues is determined using the FIFO method.

If inventories have become obsolete, their levels exceed the Company’s needs, their prices fluctuate on an exchange or are reduced due to competition or if they have been stored for more than one year due to lack of sales opportunities, purchase prices of the inventories are written down to the net realisable value.

Stocks of advertising materials purchased in order to be transferred free of charge to trade partners are written down in full as at the balance sheet date.

t)	Telecommunication licences

Licences from Minister of Communications are presented in prepayments.

u)	Long-term and short-term liabilities

Liabilities are stated at amounts due, i.e. including interest accrued as at the balance sheet date, which is charged to financial costs.

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9
Energis Polska Sp. z o.o.
Financial statements (unaudited)

Notes to the financial statements (cont.)

v)	Deferred tax

Deferred income tax provisions are recognised on the basis of timing differences in the recognition of revenue and costs under the Accounting Act and tax regulations.

An excess of positive timing differences over negative ones, multiplied by the applicable corporation income tax rate, is included in the tax charge and shown as a deferred tax provision. An excess of negative timing differences over positive ones, multiplied by the applicable corporation income tax rate (giving a deferred tax asset), is shown as part of prepayments only if it is certain that it will crystallise in the future.

New reduced corporation income tax rates were introduced on 1 January 1997 as a result of amendments to the Corporation Income Tax Act. Therefore, the rate of 28% was used in deferred income tax calculations as this is the rate for 2001.

3.	Going concern

These financial statements have been prepared on the assumption that the related entities will continue as going concerns in the foreseeable future and that there are no circumstances which indicate any threat to their continuing in operation. The Company does not expect any threats to its continuing in operation in the foreseeable future. The cash flow plan for the next 12 months effectively ending May 2005 provides that the Company will have positive cash flows within 12 months of the date of the financial statements being signed. Therefore, the Company’s Management Board have prepared these financial statements on the assumption that the Company will be able to continue as a going concern without materially curtailing the scope of its operations in the foreseeable future. The financial statements do not contain any adjustments, which might be necessary if the going concern assumption should prove inappropriate.

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Energis Polska Sp. z o.o.	10
Financial statements (unaudited)

Notes to the financial statements (cont.)

4.	Intangible assets – movements during the financial period

Computer software and other intangible assets
PLN
Cost as at 22 November 1999	—
Additions	214,546
Disposals	—

Cost as at 31 December 2000	214,546

Accumulated amortisation as at 22 November 1999	—
Additions	37,322
Disposals	—

Accumulated amortisation as at 31 December 2000	37,322

Net book value
As at 22 November 1999	—

As at 31 December 2000	177,224

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Energis Polska Sp. z o.o.	11
Financial statements (unaudited)

Notes to the financial statements (cont.)

5.	Tangible fixed assets – movements during the financial period

	Plant and machinery	Other tangible fixed assets	Assets under construction	Prepayments for assets under construction	Total
	PLN	PLN	PLN	PLN	PLN
Cost as at 22 November 1999	—	—	—	—	—
Additions	1,267,780	142,860	206,237,568	488,102	208,136,310
Disposals	—	—	—	—	—

Cost as at 31 December 2000	1,267,780	142,860	206,237,568	488,102	208,136,310

Accumulated depreciation as at 22 November 1999	—	—	—	—	—
Additions	118,626	2,288			120,914
Disposals	—	—	—	—	—

Accumulated depreciation as at 31 December 2000	118,626	2,288	—	—	120,914

Net book value
As at 22 November 1999	—	—	—	—	—

As at 31 December 2000	1,149,154	140,572	206,237,568	488,102	208,015,396

31.12.2000 PLN
5.(a)	Assets under construction

Optic fibres being connected to the telecommunications network	176,180,593
Expenditure on designing, constructing and assembling network structures and plant & machinery	25,481,424
Expenditure on designing, programming and configuring information systems for the network	3,154,646
Other capital expenditure	1,420,905

206,237,568

On the basis of the agreement concluded on 9 November 2000 for the supply of optic fibres and co-location of equipment with P.P. “Polskie Koleje Państwowe” (PKP), Energis Polska has long term, exclusive right of use to the optic fibres covered by the agreement for the period of 15 years from the date of signing. The total length of the mentioned optic fibres is approximately 5,000 km, whereas the total payments in respect of the exclusive right of use in the period of 15 years amounts to USD 42.08 mln (PLN 169.3m at the date of agreement).

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Energis Polska Sp. z o.o.	12
Financial statements (unaudited)

Notes to the financial statements (cont.)

31.12.2000 PLN
6.	Tangible fixed assets – by title

Own tangible fixed assets	1,289,726
Tangible fixed assets used under rent, finance lease or similar agreements and included in the Company’s assets	—

Total balance-sheet tangible fixed assets	1,289,726

7.	Financial fixed assets – movements during the financial period
Shares
PLN
Cost as at 22 November 1999	—
Additions	4,000
Disposals	—

Cost as at 31 December 2000	4,000

Permanent diminution in value as at 22 November 1999	—
Additions	—
Disposals	—
As at 31 December 2000	—

Net book value
As at 22 November 1999	—

As at 31 December 2000	4,000

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Energis Polska Sp. z o.o.	13
Financial statements (unaudited)

Notes to the financial statements (cont.)

8.	Inventories

As at the end of the period, stocks of advertising materials amounted to PLN 22,013. These materials were written down in full.
31.12.2000 PLN

9.	Short-term receivables and claims

Ageing analysis:
Current receivables	7,965,011
Overdue receivables	—

Gross receivables	7,965,011

Bad debt provisions	—

Net receivables	7,965,011

Foreign exchange losses which arose on the translation of receivables denominated in foreign currencies as at 31 December 2000 amounted to PLN 19,884.

As at 31 December 2000, the Company had not accrued any default interest on short-term receivables and claims.

31.12.2000 PLN

10.	Prepayments

Licence from Minister of Communications to provide voice transmission services	89,055,882
Licence from Minister of Communications to provide data transmission services	3,681,061
Prepaid interconnection agreement	3,552,396
Prepaid rent	180,021
Prepaid insurance	3,641

96,473,001

The licences obtained from Minister of Communications for the voice transmission and data transmission services are for the period of 15 years. Energis Polska has paid them in full in the current financial period.

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Energis Polska Sp. z o.o.	14
Financial statements (unaudited)

Notes to the financial statements (cont.)

11.	Share capital

As at 31 December 2000, the Company’s share capital amounted to PLN 4,000 and consisted of 80 equal, indivisible shares with a nominal value of PLN 50 each.

The Company’s share capital remained unchanged throughout the period.

As at 31 December 2000, the Company’s shareholders were as follows:

	Number of shares	Votes (%)
P.P. “Polskie Koleje Państwowe”	34	42.50
Energis plc (Great Britain)	19	23.75
National Grid International Ltd. (Great Britain)	19	23.75
P.T. Centrala Sp. z o.o.	8	10.00

	80	100.00

12.	Net loss

The net loss for the period from 22 November 1999 to 31 December 2000 amounted to PLN 23,321,719. As suggested by the Company’s Management Board, the loss will be covered with the Company’s future profits.

13.	Loans, bonds and securities

As at the balance sheet date, Energis Polska had the following liabilities in respect of short-term loans from its shareholders:
31.12.2000 PLN
Lender
National Grid International Ltd.	103,195,614
Energis plc	103,195,614

206,391,228

The said liabilities resulted from amounts transferred to the Company under loan agreements signed on 13 December 2000 with National Grid International Ltd. and Energis plc of up to PLN 189,706,838 each (in total: PLN 379,413,676).

In accordance with the loan agreements and on the basis of the Shareholders Agreement of 25 January 2000, these loans bear no interest rate as the Shareholders intended to swap them for shares in the Company’s share capital by 31 December 2001 – see Note 26.

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Energis Polska Sp. z o.o.	15
Financial statements (unaudited)

Notes to the financial statements (cont.)

31.12.2000 PLN

14.	Trade payables

Maturity profile:
Current payables (up to 3 months):	4,214,843
Overdue payables	—

4,214,843

Foreign exchange gains which arose on the translation of payables denominated in foreign currencies as at 31 December 2000 amounted to PLN 43,084.

As at 31 December 2000, the Company had not accrued any default interest on short-term liabilities.

15.	Other payables

Other payables represent the amount due in respect of optic fibre agreement, of PLN 156,925,557.

16.	Taxation, customs duty and social security payables

Payables relating to:
-	personal income tax	41,746
-	other (social security)	53,753

		95,499

17.	Accruals and deferred income

Accruals:
-	accrual for a liability in respect of construction and assembly works relating to the telecommunications network construction	16,322,594
-	services provided, not invoiced	5,974,071

		22,296,665

Deferred income:
-	prepaid services not provided	58,236
-	unrealised foreign exchange gains	21,288
		79,524

		22,376,189

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Energis Polska Sp. z o.o. Financial statements (unaudited)	16

Notes to the financial statements (cont.)

18.	Contingent liabilities

18.(a)	Default interest

According to the Polish Civil Code, default interest on the late settlement of liabilities may be charged within up to 3 years after the settlement of the principal liability. It is practically impossible to assess the Company’s potential liability in that respect.

18.(b)	Guarantees

As at 31 December 2000, the amount of bank guarantees granted to third parties in the name of the Company was PLN 1,662,427.

18.(c)	Disputable amounts

In March 2001, claims for damages were filed against the Company, arising from an agreement concluded in 2000 by and between Energis Polska and Triad Group plc (Great Britain) for the provision of advisory services in the area of information system implementation.

By the date of the preparation of these financial statements, no court proceedings had been instituted against the Company in relation to the said issue.

Due to the doubts over the circumstances of the claim described above, it is impossible to estimate the potential liability of the Company arising from this claim.

		2000 PLN

19.	Other operating expenses
	Write-downs of inventories	20,313
	Donations made	1,700

		22,013

20.	Financial income
	Interest received	2,802,722
	Realised foreign exchange gains	450,406
	Other	93

		3,253,221

21.	Financial costs
	Realised foreign exchange losses	53,894
	Unrealised foreign exchange losses	18,958
	Other	2,966

		75,818

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Energis Polska Sp. z o.o. Financial statements (unaudited)	17

Notes to the financial statements (cont.)

		2000 PLN

22.	Corporate income tax
	Loss before tax	(23,321,719)
	Non-deductible costs	2,420,973

	Tax loss	(20,900,746)

23.	Deferred income tax
	Total taxable temporary differences
	Deferred tax provision (at 28%)	—

		—

	Tax losses to be utilised	(20,900,746)
	Provisions temporarily disallowed under tax regulations	(1,142,472)
	Unrealised foreign exchange losses	(18,958)

	Total deductible temporary differences	(22,062,176)

	Deferred tax asset (at 28%)	(6,177,409)

	Net deferred tax asset	(6,177,409)

	As permitted by the Accounting Act, the Company decided not to recognise a deferred tax asset.

24.	Companies in which Energis Polska holds at least 20% of shares

	Company		Telrise Sp. z o.o.
	Status		Subsidiary
	Registered office		Warsaw, ul. Emilii Plater 53
	Interest	%	100
	Share of total number of voting rights	%	100
	Result for the period to 31 December 2000	PLN	—

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Energis Polska Sp. z o.o. Financial statements (unaudited)	18

Notes to the financial statements (cont.)

25.	Transactions with related parties

25.(a)	Transactions with related parties

Company	P.P. “Polskie Koleje Państwowe”	Energis plc	National Grid International Ltd.
	PLN	PLN	PLN

Trade payables as at the balance sheet date	6,100	2,322,745	1,285,284
Liabilities in respect of loans as at the balance sheet date		103,195,614	103,195,614
Costs of mutual transactions during the period	6,100	7,467,131	11,650,332

25.(b)	Transactions with Management Board

Advance payments to the members of the Company’s Management Board in respect of future remuneration amounted to PLN 122,652.

26.	Post-balance-sheet events

The following significant events affecting the Company’s financial position occurred between the 31 December 2000 and 30 March 2001:

• Loan agreements with the Company’s shareholders, National Grid International Limited and Energis plc, for up to PLN 157,435,163 each (in total: PLN 314,870,326), signed on 10 January 2001. According to the agreements, amounts received in respect of the said loans are to be devoted to the current financing of the Company’s working capital, whereas there are agreements in place to swap part or all of the debt to National Grid International Limited and Energis plc for shares in the Company’s share capital by 31 December 2001;

• Shareholders’ resolutions of 1 February 2001 on increasing the Company’s share capital by PLN 326,427,000 up to PLN 326,431,000;

• Shareholders’ resolution of 27 February 2001 on the commencement of activities aimed at transforming Energis Polska from a limited liability company to a joint stock company.

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Energis Polska Sp. z o.o.	19
Financial statements (unaudited)

Notes to the financial statements (cont.)

27.	Reconciliation to United States of America Generally Accepted Accounting Principles

Energis Polska owns 100% subsidiary, Telerise Sp. z o.o. (“Telrise”). Telrise is not consolidated, as it does not meet the thresholds required for consolidation under Polish GAAP. As a result, financial fixed assets of PLN 4 thousand, representing share capital of Telrise, are included in the balance sheet of Energis Polska. Taking into consideration that Telrise was dormant and its balance sheet consisted of cash of PLN 4 thousand and the share capital of PLN 4 thousand, the consolidation would effect with the reclassification of PLN 4 thousand from financial fixed assets to cash. The change has no effect on the Income Statement for 2000 or on the Shareholders’ Equity as of 31 December 2000.

The financial statements of the Company are prepared in accordance with the Accounting Act of 29 September 1994 (“Polish GAAP”). The Company’s accounting policies have been described below where these differ significantly from accounting principles applicable in the United States of America (“US GAAP”).

27. (a)	Net Income and Shareholders Equity

(i) Foreign currency translation

In accordance with Polish GAAP applicable for the period ended 31 December 2000 foreign currency gains resulting from the translation of monetary assets and liabilities that are denominated in a foreign currency at the balance sheet date were deferred until realized. Under US GAAP such foreign currency gains are recognised in the Income Statement.

(ii) Deferred tax

In accordance with Polish GAAP Energis Polska did not recognize a surplus of deferred tax assets over liabilities, as it was more likely than not that it would not be able to be used in 2001 or in subsequent years.

Under US GAAP, a deferred tax asset would be recognised at the full amount, with a valuation allowance recorded for amounts which were not more likely than not to be utilized. As the valuation allowance would equal 100% of the value of deferred tax assets, this difference has no effect on the Income Statement for 2000 or on the Shareholder Equity as of 31 December 2000.

(iii) Advertising materials

Under Polish GAAP the accounting treatment of advertising materials is the same as for other types of inventory i.e. they are recognised as assets and written down to their net realisable value (“NRV”).

Under US GAAP any payments made for advertising costs, including advertising materials would be expensed as incurred. However, this difference has no effect on the Income Statement for 2000 or on the Shareholders’ Equity as of 31 December 2000, as under Polish GAAP it was determined that the NRV of advertising materials in zero and they were written off.

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Energis Polska Sp. z o.o.	20
Financial statements (unaudited)

Notes to the financial statements (cont.)

(iv) Prepayments

Under Polish GAAP applicable for the period ended 31 December 2000 all prepayments were included in the current assets, without the split on the short-term and the long-term part.

Under US GAAP part of prepayments should be reclassified to other long-term assets. This difference has no effect on the Income Statement for 2000 or on the Shareholders’ Equity as of 31 December 2000.

27. (b)	Balance Sheet

(i) Telecommunication licenses

Under Polish GAAP applicable for the period ended 31 December 2000, telecommunication licenses were classified in the Balance Sheet as prepayments and written down to the Income Statement on the straight-line basis over the period for which the licenses are granted.

Under US GAAP the licenses should be reclassified from prepayments to intangible assets. The change has no effect on the Income Statement for 2000 or on the Shareholders’ Equity as of 31 December 2000.

(iv) Assets under constructions

Under Polish GAAP, intangible assets under construction are classified in Tangible fixed assets section in the Balance Sheet, which relate to the network operations software.

Under US GAAP, these assets should be reclassified in Intangible assets. The change has no effect on the Income Statement for 2000 or on the Shareholders’ Equity as of 31 December 2000.

27. (c)	Statement of Cash Flows

Exchange rate changes on cash

Under Polish GAAP applicable for the period ended 31 December 2000, the effect of exchange rate changes on cash held in foreign currencies is included in operating activities.

Under US GAAP, in accordance with SFAS No. 95, “Statement of Cash Flows”, the effect of exchange rate changes on cash held in foreign currencies should be reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents.

27. (d)	Statement of Changes in Shareholders’ Equity

No statement of Changes in Shareholders’ Equity was required under Polish GAAP applicable for the period ended 31 December 2000. In the financial statements prepared under US GAAP such statement would be included.